As filed with the Securities and Exchange Commission on April 30, 2018

Registration No. 333-224178

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAROLINA TRUST BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

North Carolina	6022	81-2019652
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

901 East Main Street
Lincolnton, North Carolina 28092
(704) 735-1104

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry L. Ocheltree
President and Chief Executive Officer
Carolina Trust BancShares, Inc.
901 East Main Street
Lincolnton, North Carolina 28092
(704) 735-1104

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Todd H. Eveson Jonathan A. Greene Wyrick Robbins Yates & Ponton LLP 4101 Lake Boone Trail, Suite 300 Raleigh, North Carolina 27607 (919) 781-4000	Amy M. Batten Geoffrey W. Adams Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601 (919) 821-1220

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒ 333-224178

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act      ☐

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) promulgated under the Securities Act.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-224178), initially filed by the Registrant on April 6, 2018 and declared effective by the Securities and Exchange Commission on April 18, 2018. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.01 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

Exhibit No.	Description
5.01	Opinion of Wyrick Robbins Yates & Ponton LLP
23.02	Consent of Wyrick Robbins Yates & Ponton LLP (Included in its opinion filed as Exhibit 5.1)
24.01	Power of Attorney*

*     Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnton, State of North Carolina on April 30, 2018.

CAROLINA TRUST BANCSHARES, INC.
(Registrant)

By:	/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Jerry L. Ocheltree	President, Chief Executive Officer and Director
Jerry L. Ocheltree	(Principal Executive Officer)	April 30, 2018

/s/ Edwin E. Laws	Chief Financial Officer
Edwin E. Laws	(Principal Financial and Accounting Officer)	April 30, 2018

/s/ Bryan Elliot Beal
Bryan Elliot Beal*	Director	April 30, 2018

/s/ Scott Craig Davis
Scott Craig Davis*	Director	April 30, 2018

/s/ Johnathan L. Rhyne, Jr.
Johnathan L. Rhyne, Jr.*	Director	April 30, 2018

/s/ Frederick P. Spach, Jr.
Frederick P. Spach, Jr.*	Director	April 30, 2018

/s/ Ralph N. Strayhorn, III
Ralph N. Strayhorn, III*	Director	April 30, 2018

/s/ Jim R. Watson
Jim R. Watson*	Director	April 30, 2018

*/s/ Jerry L. Ocheltree
Jerry L. Ocheltree
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
5.01	Opinion of Wyrick Robbins Yates & Ponton LLP
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (Included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney